Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

hopTo Inc.

Concord, New Hampshire

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-177069, 333-156299 and 333-145284), Registration Statements on Form S-1 (No. 333-206861 and 333-226880), Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (No. 333-190681), and Pre-Effective Amendment to Post-Effective Amendment No. 1 and Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-193666) of hopTo Inc. and Subsidiaries of our report dated April 17, 2018, with respect to our audit of the consolidated financial statements of hopTo Inc. and Subsidiaries as of December 31, 2017 and for the year then ended, which appears in this Annual Report on Form 10-K of hopTo Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

April 1, 2019